Exhibit 10.1

THIRD AMENDMENT TO

THE SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
PJT PARTNERS HOLDINGS LP

This Third Amendment (this “Amendment”), dated as of January 1, 2018 to the Second Amended and Restated Limited Partnership Agreement of PJT Partners Holdings LP (the “Partnership”) dated October 1, 2015, as amended (the “Agreement”) is made by PJT Partners Inc., a Delaware Corporation (the “General Partner”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WHEREAS, pursuant to Section 11.12 of the Agreement, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of the Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and

WHEREAS, the General Partner has determined that it is appropriate to amend the Agreement to address changes in U.S. federal income tax legislation and the regulations promulgated thereunder in connection with the passage of the Bipartisan Budget Act of 2015 and desires to amend Sections 5.06 and 5.07 of the Agreement to reflect such changes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

Section 1.Amendment to Section 5.06.  Section 5.06 of the Agreement is hereby amended and restated in its entirety as follows (changes are shown in blacklined form for convenience):

Section 5.06. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself (directly or indirectly) by reason of the status of any Partner or by reason of any assessment against the Partnership or any subsidiary of the Partnership that is treated as a partnership for applicable tax purposes to the extent the General Partner reasonably determines that such assessment is allocable to any Partner (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Partner. The provisions of this Section 5.06 shall survive the termination of the Partnership, the termination of this Agreement and the Transfer of any Unit.

Section 2.Amendment to Section 5.07.  Section 5.07 of the Agreement is hereby amended and restated in its entirety as follows (changes are shown in blacklined form for convenience):

Section 5.07. Tax Matters. The General Partner or its designee shall be the initial “tax matters partner” and the “partnership representative” within the meaning of ~~Section 6231(a)(7) of~~ the Code or any similar role pursuant to state, local or non-U.S. tax law (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any material tax actions, examinations or proceedings relating to the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall use commercially reasonable efforts to send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

Section 3.Full Force and Effect. Other than as expressly modified or amended in accordance with the foregoing provisions of this Amendment, the remaining terms of the Agreement remain in full force and effect and nothing contained in this Amendment shall be deemed to alter change or amend the rights, duties or obligations of the parties to the Agreement or to affect the enforceability or validity of any other provision of the Agreement.

Section 4.Electronic Mail and Facsimile Signatures. Any signature required for the execution of this Amendment may be in the form of either an original signature, electronic mail, a facsimile or other electronic transmission bearing the signature of any party to this Amendment. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via electronic mail, facsimile or other electronic means.

Section 5.Headings. The headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

Section 6.Confirmation of the Agreement.  Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.  Each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.

Section 7.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER:

PJT PARTNERS INC.

By:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	General Counsel